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Exhibit 10.2

FORM OF EMPLOYEE STOCK APPRECIATION RIGHT AGREEMENT

THE MACERICH COMPANY
EMPLOYEE STOCK APPRECIATION RIGHT AGREEMENT
2003 EQUITY INCENTIVE PLAN

Grantee:
Award Date:
Base Price per Share[1]:
Number of Shares[1]:
Expiration Date[2]:
Vesting Schedule[1,2]:	100% of the shares on March 15, 2011

Subject to adjustment under Section 6.2 of the Plan.

2
Subject to early termination if the Grantee's employment terminates or in certain other circumstances. See Sections 4 through 9 of this Agreement and Sections 1.6, 2.6, 6.2, 6.3 and 6.4 of the Plan for exceptions and additional details regarding possible adjustments, acceleration of vesting and/or early termination of the Stock Appreciation Right.

        THIS AGREEMENT is among THE MACERICH COMPANY, a Maryland corporation (the "Corporation"), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the "Operating Partnership"), and is granted pursuant to and subject to The Macerich Company 2003 Equity Incentive Plan, as amended (the "Plan"). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned by the Plan.

        WHEREAS, pursuant to the Plan, the Corporation has granted to the Grantee with reference to services rendered and to be rendered to the Company, effective as of the Award Date, a Stock Appreciation Right upon the terms and conditions set forth herein and in the Plan.

        NOW THEREFORE, in consideration of services rendered and to be rendered prior to exercise by the Grantee and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

        1.    Exercisability of Stock Appreciation Right.    The Stock Appreciation Right shall vest and become exercisable during its term for the aggregate number of shares of Common Stock of the Corporation subject to the Stock Appreciation Right in accordance with the Vesting Schedule as set forth above and subject to the applicable provisions of the Plan and this Agreement. The Stock Appreciation Right may be exercised only to the extent the Stock Appreciation Right is exercisable and vested, and, subject to Section 1.8 of the Plan, during the Grantee's lifetime, only by the Grantee. In no event may the Grantee exercise the Stock Appreciation Right after the Expiration Date as provided above.

          (a)    Cumulative Exercisability.    To the extent the Grantee does not at the time of a particular exercise receive all the shares that the Grantee may then receive upon exercise, the Grantee has the right cumulatively thereafter to receive any of such shares not so received until the Stock Appreciation Right terminates or expires.

          (b)    No Fractional Shares; Minimum Exercise.    Fractional share interests shall be disregarded, but may be cumulated. No fewer than 100 shares may be received at any one time, unless the number received is the total number at the time exercisable under the Stock Appreciation Right.

        2.    Exercise and Payment of Stock Appreciation Right.

          (a)    Exercise Procedures.    To the extent vested and exercisable, the Stock Appreciation Right may be exercised by the delivery to the Corporation of a written exercise notice stating the number of shares to be exercised pursuant to the Stock Appreciation Right accompanied by payment or provision for any applicable employment or other taxes or withholding for taxes thereon. Subject to Section 6.4 of the Plan, the Stock Appreciation Right shall be deemed to be exercised upon receipt and approval by the Corporation of such written exercise notice accompanied by any payment or provision for payment so required.

          (b)    Payment Procedures.    Upon exercise of a Stock Appreciation Right, the Grantee shall be entitled to receive payment of an amount determined by multiplying:

              (i)  the difference obtained by subtracting the Base Price set forth above from the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right, by

             (ii)  the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

        Payment shall be made by the Corporation of the amount determined above solely in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right).

        3.    Continuance of Employment Required.    Except as otherwise provided in Section 5, the vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 4 or 7 below or under the Plan.

        4.    Effect of Termination of Employment on Exercise Period.    If the Grantee's employment by either the Corporation or any subsidiary terminates, the Stock Appreciation Right and all other rights and benefits under this Agreement terminate, except that the Grantee may, at any time within the applicable period below after the Severance Date, exercise the Stock Appreciation Right to the extent the Stock Appreciation Right was exercisable on the Severance Date and has not otherwise expired or terminated:

          (a)   If the Grantee's employment terminates for any reason other than Total Disability or death, Retirement or for Cause, the Grantee shall have three months after the Severance Date to exercise the Stock Appreciation Right to the extent the Stock Appreciation Right was exercisable on the Severance Date.

          (b)   If the Grantee's employment terminates as a result of Total Disability or death, the Grantee (or the Grantee's Personal Representative or Beneficiary, as the case may be) shall have 12 months after the Severance Date to exercise the Stock Appreciation Right to the extent the Stock Appreciation Right was exercisable on the Severance Date.

          (c)   If the Grantee's employment terminates as a result of Retirement, the Grantee (or the Grantee's Personal Representative or Beneficiary, as the case may be) shall have 12 months after the Severance Date to exercise the Stock Appreciation Right to the extent the Stock Appreciation Right was exercisable on the Severance Date.

          (d)   If the Grantee's employment terminates for Cause, the Stock Appreciation Right shall terminate as of the Severance Date.

        5.    Qualified Termination Upon or Following Change in Control Event.

        [Subject to Section 18,] If the Grantee upon or not later than 12 months following a Change in Control Event has a Qualified Termination (as defined in Section 6.2(c) of the Plan) or terminates his or her employment for Good Reason, then any portion of the Stock Appreciation Right that has not previously vested shall thereupon vest, subject to the provisions of Sections 6.2(a), 6.2(e), 6.4 and 6.5 of the Plan and Sections 6, 7 and 9 of this Agreement. As used in this Agreement, the term "Good Reason" means a termination of employment by the Grantee for any one or more of the following reasons, to the extent not remedied by the Company within a reasonable period of time after receipt by the Company of written notice from the Grantee specifying in reasonable detail such occurrence, without the Grantee's written consent thereto: (1) an adverse and significant change in the Grantee's position, duties, responsibilities or status with the Company; (2) a change in the Grantee's principal office location to a location farther away from the Grantee's home which is more than 30 miles from the Grantee's principal office; (3) the taking of any action by the Company to eliminate benefit plans without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change in Control Event is a publicly-held company, the failure to provide stock-based benefits shall not be deemed Good Reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting persons similarly situated of comparable rank in the Company or a combined organization shall not constitute Good Reason; (4) any reduction in the Grantee's Base Salary; or (5) any material breach by the Company of any written employment or management continuity agreement with the Grantee. For purposes of the definition of "Good Reason," the term "Base Salary" means the annual base rate of compensation payable as salary to the Grantee by the Company as of the Grantee's date of termination, before deductions or voluntary deferrals authorized by the Grantee or required by law to be withheld from the Grantee by the Company, and salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other benefits and perquisites.

        6.    Adjustments Upon Specified Events.    As provided in Section 6.2 of the Plan, upon the occurrence of certain events relating to or affecting the Corporation's stock contemplated by Section 6.2 of the Plan, the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances, make adjustments in the number, amount and type of shares (or other securities or property) subject to the Stock Appreciation Right, the Base Price and the securities deliverable upon exercise of the Stock Appreciation Right (or any combination thereof) or provide for a cash payment or the assumption, substitution or exchange of the Stock Appreciation Right or the shares or other securities subject to the Stock Appreciation Right, based upon the distribution or consideration payable to stockholders generally. All rights of the Grantee hereunder are subject to such adjustments and other provisions of the Plan.

        7.    Possible Early Termination of Award.    As permitted by Section 6.2(b) of the Plan, and without limiting the authority of the Committee under other provisions of Section 6.2 of the Plan or Section 5 of this Agreement, the Committee retains the right to terminate the Stock Appreciation Right, to the extent it has not vested, upon a dissolution of the Corporation or a reorganization event or transaction in which the Corporation does not survive (or does not survive as a public company in respect of its outstanding common stock). This Section 7 is not intended to prevent future vesting (including provision for future vesting) if the Stock Appreciation Right (or a substituted award) remains outstanding following a Change in Control Event.

        8.    Change in Subsidiary's Status; Leaves of Absence.    If the Grantee is employed only by an entity that ceases to be a subsidiary, this event is deemed for purposes of this Agreement to be a termination of the Grantee's employment by the Company other than a termination for Cause, Total Disability,

Retirement or death of the Grantee. Absence from work caused by military service, authorized sick leave or other leave approved in writing by the Company or the Committee shall not be considered a termination of employment by the Company for purposes of Section 4 only if reemployment upon the expiration of such leave is required by contract or law, or such leave is for a period of not more than 90 days.

        9.    Limitations on Acceleration and Reduction in Benefits in Event of Tax Limitations.

          (a)    Limitation on Acceleration.    Notwithstanding anything contained herein [(except as otherwise provided in Section 18 hereof)] or in the Plan or any other agreement to the contrary, in no event shall the vesting of the Stock Appreciation Right be accelerated pursuant to Section 6.3 of the Plan or Section 6 hereof to the extent that the Corporation would be denied a federal income tax deduction for such vesting because of Section 280G of the Code and, in such circumstances, the Stock Appreciation Right will continue to vest in accordance with and subject to the other provisions hereof.

          (b)    Reduction in Benefits.    If the Grantee would be entitled to benefits, payments or coverage hereunder and under any other plan, program or agreement which would constitute "parachute payments," then notwithstanding any other provision hereof [(except as otherwise provided in Section 18 hereof)] or of any other existing agreement to the contrary, the Grantee may by written notice to the Secretary of the Corporation designate the order in which such "parachute payments" shall be reduced or modified so that the Company is not denied federal income tax deductions for any "parachute payments" because of Section 280G of the Code.

          (c)    Determination of Limitations.    The term "parachute payments" shall have the meaning set forth in and be determined in accordance with Section 280G of the Code and regulations issued thereunder. All determinations required by this Section 9, including without limitation the determination of whether any benefit, payment or coverage would constitute a parachute payment, the calculation of the value of any parachute payment and the determination of the extent to which any parachute payment would be nondeductible for federal income tax purposes because of Section 280G of the Code, shall be made by an independent accounting firm (other than the Corporation's outside auditing firm) having nationally recognized expertise in such matters selected by the Committee. Any such determination by such accounting firm shall be binding on the Corporation, its Subsidiaries and the Grantee.

        10.    Limitation on Exercise of Stock Appreciation Right.    The Grantee will not be entitled to receive Common Stock upon exercise of the Stock Appreciation Right to the extent that it will cause the Grantee to Beneficially or Constructively Own Equity Shares in excess of the Ownership Limit. If the Grantee exercises any portion of this Stock Appreciation Right which upon delivery of the Common Stock would cause the Grantee to Beneficially or Constructively Own Equity Shares in excess of the Ownership Limit, the Corporation has the right to deliver to the Grantee, in lieu of Common Stock, a check or cash in the amount equal to the Fair Market Value of the Common Stock otherwise deliverable on the date of exercise (minus any amounts withheld pursuant to Section 6.5 of the Plan).

        11.    Grantee not a Stockholder.    Neither the Grantee nor any other person entitled to exercise the Stock Appreciation Right shall have any of the rights or privileges of a stockholder of the Corporation as to any shares of Common Stock until the issuance and delivery to him or her of a certificate evidencing the shares registered in his or her name. No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery.

        12.    No Guarantee of Continued Employment.    Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Grantee's status as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by the Company, interferes in any way with the right of the Company at any time to terminate such employment, or affects the right of the Company to increase or decrease the Grantee's other compensation or benefits. Nothing in this Section 12, however, is intended to adversely affect any independent contractual right of the Grantee without his or her consent thereto. Employment for any period of time (including a substantial period of time) after the Award Date will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment if the express conditions to vesting pursuant to Section 1 or 6 have not been satisfied.

        13.    Non-Transferability of Stock Appreciation Right.    The Stock Appreciation Right and any other rights of the Grantee under this Agreement or the Plan are nontransferable except as provided in Section 1.8 of the Plan.

        14.    Notices.    Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, to the attention of the Corporate Secretary and to the Grantee at the address given beneath the Grantee's signature hereto, or at such other address as either party may hereafter designate in writing to the other.

        15.    Effect of Award Agreement.    This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation, except to the extent the Committee determines otherwise.

        16.    Entire Agreement; Governing Law.    The Plan is incorporated herein by reference. [Subject to Section 18 below,] The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee's interest except by means of a writing signed by the Company and the Grantee. The constructive interpretation, performance and enforcement of this Agreement and the Stock Appreciation Right shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Maryland.

        17.    Plan.    The Stock Appreciation Right and all rights of the Grantee with respect thereto are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference, to the extent such provisions are applicable to Awards granted to Eligible Persons. The Grantee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

        18.    [Other Agreements.    If any provision of this Agreement is inconsistent with any provision of the Management Continuity Agreement dated as of [October 26, 2006] between the Corporation and Participant and as it may be amended from time-to-time (the "MCA"), the provisions of the MCA shall control and shall be deemed incorporated herein by reference. For purposes of the foregoing, the Stock Appreciation Right shall be treated the same as an Option under the MCA.] [This provision and the language in brackets in Sections 5, 9(a), 9(b) and 16 are to be included only in agreements with Grantees subject to the MCA.]

THE MACERICH COMPANY, a Maryland corporation	THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership
By:	By:	The Macerich Company
Its:		Its General Partner
By:
Its:
AGREED AND ACKNOWLEDGED:
(Grantee's Signature)
(City, State, Zip Code)
(Address)

CONSENT OF SPOUSE

        In consideration of the execution of the foregoing Employee Stock Appreciation Right Agreement by the Corporation, I, the spouse of the employee named above, join with my spouse in executing this Agreement and agree to be bound by all of the terms and provisions of this Agreement and of the Plan.

Date:
Signature of Spouse

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  Exhibit 10.2
FORM OF EMPLOYEE STOCK APPRECIATION RIGHT AGREEMENT
CONSENT OF SPOUSE